Exhibit 10.9

ASTRO-MED, INC.

2007 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between Astro-Med, Inc. (the “Company”) and [NAME] (the “Grantee”).

WHEREAS, the Company has adopted the Company’s 2007 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests in the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Restricted Stock Units Awarded. Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate, [AMOUNT] Restricted Stock Units (the “Restricted Stock Units”). Thirty-percent (30%) of the Restricted Stock Units (i.e., [30% OF AMOUNT]) shall be earned based on the Company’s achievement of certain net sales goal as set forth Section 3 (the “Net Sales RSUs”), and seventy-percent (70%) of the Restricted Stock Units (i.e., [70% OF AMOUNT]) shall be earned based on the Company’s achievement of certain operating income goals as set forth in Section 3 (the “Operating Income RSUs”). Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $0.05 par value (the “Common Stock”), subject to the terms and conditions of the Agreement and the Plan. The actual number of shares of Common Stock which will vest on each Vesting Date (as defined below) may be less than number of shares set forth in this Section 1, or even zero, and will be based on the actual performance level achieved by the Company with respect to the performance goals, as set forth in Section 3 and the Grantee’s continued employment by the Company or an Affiliate through the applicable Vesting Date.

2. Performance Period. The performance period shall be from February 1, 2012 to January 31, 2013 (the “Performance Period”).

3. Achievement of Performance Goals.

(a) Net Sales RSUs. The actual number of Net Sales RSUs that shall be earned by the Grantee (the “Earned Net Sales RSUs”) shall be:

(i) 100% of the Net Sales RSUs, if the Company’s net sales for the Performance Period equal or exceed $             (the “Target Net Sales”);

(ii) 40% of the Net Sales RSUs, if the Company’s net sales for the Performance Period equal $                 (the “Threshold Net Sales”);

(iii) zero-percent (0%) of the Net Sales RSUs, if the Company’s net sales for the Performance Period are less than the Threshold Net Sales; and

(iv) if the Company’s net sales falls between the Threshold Net Sales and the Target Net Sales, the Earned Net Sales RSUs shall be determined by straight line mathematical interpolation between the Threshold Net Sales and the Target Net Sales, with any fractional Earned Net Sales RSU rounded, up or down to the nearest whole number.

(b) Operating Income RSUs. The actual number of Operating Income RSUs that shall be earned by the Grantee (the “Earned Operating Income RSUs”) shall be:

(i) 100% of the Operating Income RSUs, if the Company’s operating income for the Performance Period equals or exceeds $                 (the “Target Operating Income”);

(ii) 40% of the Operating Income RSUs, if the Company’s operating income for the Performance Period equals $                 (the “Threshold Operating Income”);

(iii) zero-percent (0%) of the Operating Income RSUs, if the Company’s operating income for the Performance Period is less than the Threshold Operating Income; and

(iv) if the Company’s operating income falls between the Threshold Operating Income and the Target Operating Income, the Earned Operating Income RSUs shall be determined by straight line mathematical interpolation between the Threshold Operating Income and Target Operating Income, with any fractional Earned Operating Income RSU rounded, up or down to the nearest whole number.

(c) Death or Disability. In the event of the death or Disability (as defined in Section 22(e)(3) of the Code) of the Grantee during the Performance Period, the Grantee shall receive Earned RSUs (based upon the Company’s net sales and operating income for the Performance Period) prorated to the date of the Grantee’s death or Disability.

4. Vesting. Subject to Sections 6 and 7 of this Agreement, the Grantee shall become vested in the right to receive the Earned Net Sales RSUs and the Earned Operating Income RSUs (collectively, the “Earned RSUs”) as follows: (i) 50% on the first anniversary of the Grant Date, and (ii) 50% on the second anniversary of the Grant Date (each a “Vesting Date”), provided that, the Grantee is employed on each Vesting Date by the Company or an Affiliate.

5. Delivery of Stock Certificates. As soon as practicable after each Vesting Date and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee certificates for the number of shares of Common Stock equal to the number of Earned RSUs vesting on such Vesting Date, which certificates shall contain the legend(s) referenced in Section 6 hereof. Pursuant to Section 10, the number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 10.

6. Transfer Restrictions. The Grantee may not sell, transfer, pledge or otherwise encumber the Common Stock issued upon vesting of the Earned RSUs prior to the second anniversary of the Vesting Date (the “Restricted Period”), provided, however, such restrictions shall lapse upon the death or Disability (as defined in Section 22(e)(3) of the Code) of the Grantee. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

7. Change In Control.

(a) Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs during the Performance Period, the number of Earned Net Sales RSUs and Earned Operating Income RSUs shall be calculated as follows: Each of the Performance Goals (i.e., Target Net Sales, Threshold Net Sales, Target Operating Income and Threshold Operating Income) shall be prorated based upon the number of complete months in the Performance Period and the last day of the calendar month immediately preceding the date of such Change in Control shall be deemed to be the final date of the Performance Period, so that the percentage of Net Sales RSUs and Operating Income RSUs earned by the Grantee shall be determined by measuring actual net sales and operating income of the Company through the last complete month in the Performance Period against the prorated Performance Goals.

(b) Notwithstanding anything herein to the contrary, upon a Change in Control, any Earned RSUs (including RSUs earned as provided in Section 7(a) hereof), shall immediately vest and the Restricted Period for the Common Stock issued (or to be issued) with respect to any vested Earned RSUs shall immediately terminate.

8. Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock, unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

9. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 11.2 of the Plan.

10. Tax Liability and Withholding.

(a) The Grantee acknowledges and agrees that the Company and its subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of Restricted Stock Units or vesting Earned RSUs hereunder.

(b) Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the

Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (i) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12. Grantee Bound by Plan and Program. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the          day of             , 20__.

ASTRO-MED, INC.

By:

Name:
Title:

[GRANTEE]